Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com	INVESTOR RELATIONS Jan Watson Secretary — Treasurer 417-625-5108 jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

REPORTS ELECTION OF DIRECTORS AND OFFICERS

JOPLIN, MO, April 28, 2011—(NYSE:EDE)  At today’s annual meeting of The Empire District Electric Company, shareholders reelected Kenneth R. Allen and William L. Gipson to the board of directors and elected two new board members, Thomas Ohlmacher and Bradley P. Beecher.  All were elected to serve three-year terms.  Retiring from the board was Bill D. Helton.

At the board of directors meeting held today, the following officers were reelected: William L. Gipson, president and chief executive officer; Bradley P. Beecher, executive vice president; Harold R. Colgin II, vice president-energy supply; Ronald F. Gatz, vice president and chief operating officer-gas; Gregory A. Knapp, vice president-finance and chief financial officer; Michael E. Palmer, vice president-transmission policy and corporate services; Martin O. Penning, vice president-commercial operations; Kelly S. Walters, vice president and chief operating officer-electric; Janet S. Watson, secretary-treasurer; and Laurie A. Delano, assistant secretary, assistant treasurer, and principal accounting officer.

Blake A. Mertens was elected vice president-energy supply, effective May 1, 2011, to replace Harold R. Colgin II who is retiring April 30, 2011.  Bradley P. Beecher was elected president and chief executive officer, effective June 1, 2011, to replace William L. Gipson who is retiring May 31, 2011.  Laurie A. Delano was elected vice president-finance and chief financial officer, effective August 1, 2011, to replace Gregory A. Knapp who is retiring July 31, 2011.  Robert W. Sager was elected assistant secretary-assistant treasurer and principal accounting officer effective August 1, 2011 to replace Laurie A. Delano.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas

THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 S. JOPLIN AVENUE •JOPLIN, MISSOURI 64801• 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com

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Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas.  A subsidiary of the Company also provides fiber optic services.  For more information regarding Empire, visit www.empiredistrict.com.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K.